UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities exchange act of 1934

Date of report (Date of earliest event reported): February 17, 2005
___________

GULFPORT ENERGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-19514 (Commission File Number)	73-1521290 (I.R.S. Employer Identification Number)
14313 North May Avenue Suite 100 Oklahoma City, Oklahoma (Address of principal executive offices)		73134 (Zip code)
(405) 848-8807 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry Into a Material Definitive Agreement.

See Item 3.02 below.

Item 3.02.  Unregistered Sales of Equity Securities.

On February 17, 2005, Gulfport Energy Corporation (the “Company”) entered into a stock purchase agreement with certain accredited investors, providing for the issuance by the Company of an aggregate of 2,000,000 shares of the Company’s common stock, par value $0.01 per share, at a price of $3.50 per share for gross proceeds to the Company of $7,000,000. On February 22, 2005, Gulfport Energy Corporation (the “Company”) entered into a another stock purchase agreement with certain other accredited investors, providing for the issuance by the Company of an aggregate of 2,000,000 shares of the Company’s common stock, par value $0.01 per share, at a price of $3.50 per share for gross proceeds to the Company of $7,000,000. The transactions closed effective as of February 18, 2005 and February 23, 2005, respectively. These securities were sold in transactions exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The Company has agreed to file, within 60 days of the closing date, a registration statement on Form S-3 (the “Shelf Registration Statement”) with respect to the resale of the shares of common stock purchased by the investors in the private placements. The Company also granted certain piggy-back registration rights to the investors in the event the Company fails to file or is unable to maintain the effectiveness of a Shelf Registration Statement. No underwriting discounts or commissions were paid in conjunction with the issuances.

On February 23, 2005, the holders of warrants to purchase 7,336,687 shares of the Company’s common stock exercised their warrants for an exercise price of $1.19 per share resulting in gross proceeds to the Company of $8.7 million. The shares of common stock were issued as of February 23, 2005 in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act. No underwriting discounts or commissions were paid in conjunction with the issuances.

A copy of the Company's press release announcing the private placements and exercise of warrants is attached to this report as Exhibit 99.1 and incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Number	Exhibit

99.1*	Press release.

    *Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: February 25, 2005	By:	/s/ Michael Moore
Michael Moore
Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit

99.1*	Press release.

    *Filed herewith.